Filed Pursuant to Rule 424(b)(5) Registration No. 333-117010

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 10, 2004)

AMERICAN FINANCIAL GROUP, INC.

3,000,000 Shares of Common Stock

_________________

        We and UBS Securities LLC are parties to an equity distribution agreement under which we may offer and sell up to 3,000,000 shares of our common stock from time to time through UBS Securities LLC. Through March 31, 2005, we had sold 679,000 shares under the equity distribution agreement and had received proceeds as provided below:

Gross Proceeds to Us	$21,431,033.85

Commission to UBS Securities LLC	$428,620.68

Net Proceeds to Us	$21,002,413.17

        American Premier Underwriters, Inc., our subsidiary, was a party to the equity distribution agreement as selling stockholder, but the equity distribution agreement was terminated as to American Premier Underwriters, Inc. American Premier Underwriters, Inc. sold no shares, and will sell no shares, under such agreement, and American Premier Underwriters, Inc. no longer owns any shares of our common stock.

        Our common stock is traded on the New York Stock Exchange and Nasdaq National Market under the symbol “AFG.” On March 30, 2005, the last quoted price of the shares of common stock as reported on the NYSE and Nasdaq was $30.90.

_________________

        Investing in the securities involves risks that are described in the “Risk Factors” section beginning on page 5 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________

UBS Investment Bank

_________________

        This Prospectus Supplement is dated March 31, 2005